                                                                      Exhibit 11


                            CALCULATION OF EARNINGS
                           PER SHARE OF COMMON STOCK
                            (In thousands of shares)


                                                      Thirteen Weeks Ended                     Thirty-nine Weeks Ended
                                                   -------------------------             ---------------------------------
                                                    Sep. 29,        Oct. 1,               Sep. 29,               Oct. 1,
                                                      1996           1995                   1996                  1995
                                                   ---------      ----------             ----------            ---------
Number of shares of
Class A and Class B
stock outstanding
at beginning of
period                                             10,963            11,041                 11,005                11,346

Issuance of shares of
Class B common stock
(weighted), net of
forfeiture of restricted stock awards                   1                 1                      2                    19

Repurchase of Class B
common stock (weighted)                                (7)              (36)                   (32)                 (266)

Unexercised stock option
equivalent shares computed under the "treasury
stock method"                                          18                13                     15                     9
                                                   -------          -------               --------              --------

Shares used in the
computation of primary
earnings per share                                 10,975            11,019                 10,990                11,108

Adjustment to reflect fully
dilution computation (1)                              --                --                     --                    --

                                                   10,975            11,019                 10,990                11,108
                                                  -------           -------               --------              --------

Net income available for
common shares                                    $ 54,913          $ 41,793              $ 154,871             $ 137,205
                                                  -------           -------               --------              --------

Primary earnings per
share                                            $   5.00          $   3.79              $   14.09             $   12.35
                                                  -------           -------               --------              --------

Fully diluted earnings
per share (1)                                    $   5.00          $   3.79              $   14.09             $   12.35
                                                  -------           -------               --------              --------


(1) This computation is submitted although it is not required by Accounting Principles Board Opinion No. 15 since it results in dilution of less than 3 percent.